OPTIMIZERx Announces Appointment of Gus D. Halas to Board of Directors

ROCHESTER, MI -- August 11, 2014 – (Marketwired via COMTEX) -- OPTIMIZERx Corporation. (OTCQB: OPRX) announced today that Gus D. Halas has joined its Board of Directors.

Mr. Halas has an extensive operating background at a variety of companies across a wide range of industries. Mr. Halas is a member of the advisory Board of White Deer Energy and former CEO of Central Garden and Pet Corp, a leading pet care retailer. Mr. Halas is also a Director of Triangle Petroleum, a publicly held independent energy company, and Hooper Holmes, Inc., a publicly held health and wellness company. As a result of this broad experience, Mr. Halas is expected to bring additional broad based business and investor perspective to the Company’s senior leadership. Mr. Halas holds a BS in Physics and a BS in Economics from the Virginia Polytechnic Institute and State University.

“Gus will be a real asset to us as we hone our strategy and further position ourselves for growth acceleration,” said Dave Harrell, CEO of OPTIMIZERx Corporation. “We look forward to working with Gus and the operating perspective that he brings. The addition of Gus to our Board is the first step in expanding our Board to help guide the Company in its growth.”

About OPTIMIZERx Corp

OPTIMIZERx Corp. (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies more effective ways to expand patient awareness, access and adherence to their medications. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

'SAFE HARBOR'

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:

OPTIMIZERx

Doug Baker

dbaker@samplemd.com
248-651-6568 x807

Capital Markets Advisor

Merriman Capital, Inc.

Douglas Rogers, Managing Director

Head of Capital Markets Advisory Group

drogers@merrimanco.com

415-248-5612